Exhibit 10.1

Kenneth M. Jastrow, II

Transformation Agreement

Transformation Agreement (“Agreement”) made between Kenneth M. Jastrow, II (“Mr. Jastrow”) and Temple-Inland Inc. (“Company”), as of August 9, 2007, in consideration of the mutual covenants herein made and upon the following terms and conditions.

1. RECITATIONS:

1.1 Contracts. Mr. Jastrow and the Company have the following contractual relationships:

A. Change in Control Agreement dated October 2, 2000, as amended by amendments dated August 12, 2002, February 11, 2005, and March 24, 2006 (“CIC Agreement”);

B. Employment Agreement dated February 11, 2005 (“Employment Agreement”);

C. Mr. Jastrow is a participant in the Company’s retirement plan, supplemental executive retirement plan, stock incentive plan, stock deferral and payment plan, and other benefit plans (“Benefit Plans”) and has accrued certain benefits under the Benefit Plans that he is eligible to begin drawing upon his termination of employment.

Together the CIC Agreement, Employment Agreement and Benefit Plans are referred to as the “Contracts.”

1.2 Transformation Plan. The Company’s Board of Directors (“Board”) approved a transformation plan to maximize shareholder value through the separation of the Company into three separate public companies and the sale of its strategic timberland (“Transformation Plan”).

1.3 Change in Control. The consummation of the Transformation Plan will constitute a “Change in Control” as defined in the CIC Agreement.

1.4 Senior Leadership Plan. The Board approved a “Senior Leadership Plan,” which, among other matters, provides that in connection with the successful completion of the Transformation Plan, Mr. Jastrow will retire as Chairman and CEO of the Company. At or about the time the Transformation Plan is completed, Mr. Jastrow will become the Non-executive Chairman of the Board of Directors of both Guaranty Financial Group Inc. (“Guaranty”) and Forestar Real Estate Group (“Forestar”).

1.5 Recognition. The Board recognizes Mr. Jastrow’s long and faithful service to the Company and its subsidiaries and his leadership. The Board further recognizes Mr. Jastrow’s leadership skills in developing and implementing the Transformation Plan. The Board believes Mr. Jastrow’s leadership on the boards of directors of Guaranty and Forestar will be key to helping Guaranty and Forestar to generate value for their respective shareholders.

1.6 Purpose. Upon completion of the Transformation Plan, Mr. Jastrow is entitled to certain payments and other rights under the Contracts. The Contracts have different notice requirements, covenants, and payment schedules and were entered into before final regulations were issued under Internal Revenue Code Section 409A (“Section 409A”), which requires a 6-month payment delay on certain kinds of payments that will come due under the Contracts. The purpose of this Agreement is to outline the amounts due under the Contracts and payment schedule for such amounts, modify the Contracts to comply with Section 409A, provide certainty to both parties regarding the applicability of the CIC Agreement provisions to the Transformation Plan, and provide a release from Mr. Jastrow to the Company.

2.	RETIREMENT DATE; TERMINATION OF AGREEMENT; RETIREMENT:

2.1 Retirement. Mr. Jastrow shall resign as Chairman of the Board and CEO of the Company effective on the earlier of December 28, 2007 or the completion of the spin-offs of both Guaranty and Forestar (such date being the “Transition Date”) and serve as a non-officer employee until his retirement on January 1, 2008 (the “Retirement Date”).

2.2      Termination of Agreement by the Board on or Prior to December 28, 2007. On or prior to December 28, 2007, the Board may unilaterally terminate this Agreement, in its sole discretion, if it determines that any of the following conditions exist (or will exist) as of December 28, 2007:

A. The Transformation Plan will not be substantially completed as to any of its three principal components – timberland sale, spin off of Guaranty and spin off of Forestar – by December 31, 2007, provided that no termination pursuant to this Section 2.2 A shall be permitted after the Transition Date and Mr. Jastrow’s resignation as Chairman of the Board and CEO of the Company.

B. Mr. Jastrow breached any of his covenants under this Agreement required to be performed by December 28, 2007.

C. At any time from the date hereof through December 28, 2007, Mr. Jastrow was in material breach of any of the Contracts after expiration of any notice period and opportunity to cure that may be provided in any of the Contracts or under applicable law.

D. Mr. Jastrow did not remain Chairman of the Board and CEO of the Company until the Transition Date.

2.3 Termination of Agreement by Mr. Jastrow on or Prior to December 28, 2007. On or prior to December 28, 2007, Mr. Jastrow may unilaterally terminate this Agreement, in his sole discretion, if any of the following conditions exist (or will exist) as of December 28, 2007:

A. The Transformation Plan will not be substantially completed as to any of its three principal components – timberland sale, spin off of Guaranty and spin off of Forestar – by December 28, 2007, provided that no termination pursuant to this Section 2.3 A shall be permitted after the Transition Date and Mr. Jastrow’s resignation as Chairman of the Board and CEO of the Company.

B. The Company materially breached any of its covenants under this Agreement required to be performed by December 28, 2007.

C. At any time from the date hereof through December 28, 2007, the Company materially breached any of the Contracts after expiration of any notice period and opportunity to cure that may be provided in any of the Contracts or under applicable law.

2.4 Effect of Termination of Agreement. In the event this Agreement is terminated in accordance with Section 2.2 or Section 2.3, the terms of the Employment Agreement and CIC Agreement shall continue in full force and effect.

2.5      Waiver. A condition subsequent may be waived by the party whose obligation is subject to satisfaction of the condition, provided any waiver must be in writing and specific as to the condition that is the subject of the waiver. Any condition subsequent that is waived shall be deemed satisfied.

3.	MR. JASTROW’S COVENANTS:

3.1 Confidential Information; Restrictive Covenants and Developments. Mr. Jastrow confirms and reaffirms the covenants and acknowledgements contained in Sections 6 and 7 of the Employment Agreement (confidential information, restrictive covenants and rights to intellectual property and inventions) and agrees that such covenants shall continue in full force and effect following the Retirement Date and shall inure to the benefit of the Company, for the respective periods set forth in such sections of the Employment Agreement. Notwithstanding his confirmation and reaffirmation of Sections 6 and 7 of the Employment Agreement, the following clarifications and limitations shall apply:

A. Mr. Jastrow may use Confidential Information substantially related to the business of Forestar or of Guaranty for the purposes of that respective business.

B. Mr. Jastrow may participate as a stockholder, director and Non-Executive Chairman of the Board of Forestar and of Guaranty, respectively, without violation of Section 6(b) of the Employment Agreement even if one of those companies is engaged in a line of business competitive with the business of the Company or one of its subsidiaries, other than, during the Non-Competition Period, the paper or forest product lines of business, provided, however, neither Forestar nor Guaranty or one or their respective affiliates or successors can engage in the paper or forest product lines of business during the Non-Competition Period without causing Mr. Jastrow to be in violation of Section 6(b) of the Employment Agreement so long as he has one of the prohibited relationships under Section 6(b) of the Employment Agreement.

C. As permitted by Section 2(c) of the Employment Agreement, Mr. Jastrow serves on the board of directors of Mortgage Bankers Guaranty Insurance Corporation (“MGIC”) and KB Home (“KB Home”). His continued service on those boards after the Retirement Date will not be a violation of Section 6(b) of the Employment Agreement.

D. The Company shall continue to have the rights and remedies, and Mr. Jastrow shall continue to have the opportunity to cure, as set forth in Section 6(e) of the Employment Agreement.

3.2  Satisfaction. Mr. Jastrow agrees that the payments outlined in Exhibit “B” and the performance of the other continuing obligations set forth in Section 4 of this Agreement constitute full satisfaction of the Company’s obligations to make payments due and payable or that may come due and payable under the Contracts upon and/or after his termination of employment or resignation as Chairman of the Board and CEO of the Company.

3.3  Release. On or after January 1, 2008, but before January 30, 2008, Mr. Jastrow shall execute the “General Release of Claims” in the form set forth in the attached Exhibit “A” and deliver the General Release of Claims to the Company. The General Release of Claims shall be effective as of January 1, 2008.

4. THE COMPANY’S COVENANTS:

4.1 Payments. Subject to receipt and nonrevocation of the General Release of Claims set forth in 3.3, the Company agrees to pay Mr. Jastrow the amounts of money and shares set forth in the payment schedule attached as Exhibit “B” on the dates shown for each scheduled payment.  Such amounts shall be subject to withholding for applicable taxes and deductions.

4.2. Other Continuing Obligations: In addition to the payments under Section 4.1 of this Agreement, the obligations of the Company to Mr. Jastrow after the Retirement Date arising under the Contracts and described below shall continue, as modified below:

A. Mr. Jastrow’s outstanding nonqualified stock options shall vest in full on the Retirement Date and will continue to be exercisable for the remainder of their scheduled terms.

B. The Company shall provide the benefits set forth in Section 3(f)(ii) of the Employment Agreement under the terms thereof (post-employment medical and dental benefits and office and secretarial support), except that the medical and dental benefits shall be provided pursuant to one or more third-party insurance policies and Mr. Jastrow shall pay fair market value rent and the actual cost of secretarial support, to be paid on the first day of each month during which an office and support is provided, for the first 6 months of office and secretarial support. Mr. Jastrow shall reasonably cooperate with the Company in obtaining such insurance policy (or policies). The Company shall reimburse Mr. Jastrow for his payments for the first six months for an office and secretarial services on July 1, 2008. In no event shall the amount of reimbursement to which Mr. Jastrow is entitled under this Section 4.2.B. for any taxable year of Mr. Jastrow affect the amount of reimbursement as to which Mr. Jastrow is entitled under this Section for any other taxable year. All reimbursements made to Mr. Jastrow under this Section 4.2.B. shall be taxable income to Mr. Jastrow.

C. The Company shall provide 3 years’ continuation of life insurance and accidental death and dismemberment insurance as set forth in Section 6.1(B) of the CIC Agreement. Such insurance shall be provided pursuant to one or more third-party insurance policies, and Mr. Jastrow shall reasonably cooperate with the Company in obtaining such insurance policy (or policies). Notwithstanding the preceding, Mr. Jastrow shall pay the premiums for such life insurance and accidental death and dismemberment coverage for the period from January 1, 2008 through June 30, 2008, and the Company shall reimburse him (on a taxable basis) on July 1, 2008 for the amount of such premiums he so pays.

D. The Company shall make any payments required under Section 6.2 (excise tax gross-up payment) and Section 6.4 (legal fee and expense reimbursement) of the CIC Agreement, provided that (i) the last sentence of Section 6.2(A) and the proviso contained in Section 6.2(B) of the CIC Agreement shall not apply and (ii) no such payments shall be made for fees, expenses, or other amounts incurred after the later of January 1, 2018 or Mr. Jastrow’s death. To the extent Mr. Jastrow becomes subject to the additional tax imposed on deferred compensation arrangements pursuant to Section 409A as a result of any payment or benefit due under this Agreement, the Company will promptly reimburse him by paying to him an additional amount such that the net amount retained by him, after deduction of any additional taxes imposed under Section 409A on such payments or benefits and any federal, state and local income and other payroll taxes and additional taxes imposed under Section 409A upon any payment required by this sentence, shall be equal to the payments or benefits under this Agreement, provided that the imposition of such additional taxes under Section 409A is not the direct or indirect result of any breach by Mr. Jastrow of any provision of this Agreement and provided further that Mr. Jastrow shall have on and after the date of execution of this Agreement cooperated with the Company to execute any amendment to the provisions hereof reasonably necessary to avoid the imposition of such tax, but only to the minimum extent necessary to avoid the application of such tax and only to the extent that Mr. Jastrow would not, as a result, suffer any overall reduction in the amounts otherwise payable to him under this Agreement. Any required legal fee and expense reimbursement described in this Section 4.2.D. shall be made not later than the close of the taxable year of Mr. Jastrow following the taxable year in which Mr. Jastrow incurs the expense, and any required reimbursement of taxes described in this Section 4.2.D shall be made not later than the close of the taxable year of Mr. Jastrow following the taxable year in which the tax is remitted by Mr. Jastrow. In no event shall any reimbursement described in this Section 4.2.D. be paid to Mr. Jastrow prior to July 1, 2008.

E. The Company shall make any payments that are due and payable or come due and payable by the Company under Sections 15 or 16 of the Employment Agreement, provided that no such payments shall be made for fees, expenses, or other amounts incurred after the later of January 1, 2018 or Mr. Jastrow’s death. Any required reimbursement described in this Section 4.2.E. shall be made not later than the close of the taxable year of Mr. Jastrow following the taxable year in which Mr. Jastrow incurs the expense. In no event shall any reimbursement described in this Section 4.2.E. be paid to Mr. Jastrow prior to July 1, 2008.

F. Mr. Jastrow hereby agrees that the Company shall not provide 3 years’ continuation of short term disability coverage, long term disability coverage, and business travel accident coverage as set forth under Section 6.1(B) of the CIC Agreement.  If Mr. Jastrow obtains such insurance pursuant to one or more third-party insurance policies covering the three-year period following the Retirement Date, the Company shall promptly reimburse Mr. Jastrow for the premiums for such coverage in respect of the period on or after July 1, 2008.  In no event shall the amount of premiums as to which Mr. Jastrow is entitled to reimbursement for any taxable year of Mr. Jastrow affect the amount of premiums as to which Mr. Jastrow is entitled to reimbursement during any other taxable year. The maximum amount of premiums for which Mr. Jastrow will be entitled to reimbursement under this Section 4.2.F for any taxable year of Mr. Jastrow shall be $25,000. Any required reimbursement of premiums described in this Section 4.2.F shall be made not later than the close of the taxable year of Mr. Jastrow following the taxable year in which Mr. Jastrow paid the premium.

G. Mr. Jastrow’s qualified retirement plan benefit shall be paid to him in monthly installments as set forth under the Temple-Inland Retirement Plan applicable to salaried employees.

5. CHANGE IN CONTROL RABBI TRUST:

5.1 Contributions to Rabbi Trust. The Company agrees that if there is a “Change in Control” (as defined in the CIC Agreement) with respect to the Company (but not Guaranty or Forestar) subsequent to completion of the Transformation Plan, the Company shall contribute to the Company’s rabbi trust, for the satisfaction of obligations hereunder, the following: (a) the gross amount, in cash, of any amounts that have not previously been paid to Mr. Jastrow pursuant to Section 4.1. (and Exhibit B hereto) or are not thereupon immediately due and payable to Mr. Jastrow pursuant to Section 4.1 (and Exhibit B hereto); (b) in the case of insurance benefits described in Section 4.2.B and 4.2.C, the insurance policies held by the Company that provide such benefits, either on a fully paid up basis for the entire period for which the insurance coverage is required to be provided pursuant to Sections 4.2.B and 4.2.C or an additional amount of cash that, assuming no rate of return on such cash amount and annual premium escalation of not less than 12%, is sufficient to provide the coverage for the three year period described in Section 4.2.C or twenty-three years in the case of the insurance coverage described in Section 4.2.B; and (c) in the case of the excise tax gross-up described in Section 4.2.D an amount, in cash, determined by Tax Counsel (as defined in Section 6.2 of the CIC Agreement) to be sufficient to fully satisfy the Company’s excise tax gross-up obligation, if any.

5.2 No Limitation on Rights. To the extent that the amounts and benefits paid or provided by the rabbi trust do not pay or provide the full amount of payments or benefits required to be provided hereunder, the Company shall remain fully liable to pay or provide such amounts or benefits. In no event shall the amount contributed to the rabbi trust by the Company (whether in cash, property, or insurance policies) with respect to the payments and benefits to be provided under this Agreement be less than the amount required to be contributed to the rabbi trust by the Company (whether in cash, property, or insurance policies) pursuant to the terms of the rabbi trust with respect to the payments and benefits to be provided hereunder.

6. EMPLOYMENT AGREEMENT:

6.1 Retirement by Mutual Agreement. The retirement by Mr. Jastrow occurs under circumstances that are a “Change in Control” under the CIC Agreement, is voluntary and is by mutual agreement with the Company. The parties agree that there is not “Cause” as that term is defined in the Employment Agreement. As of the Retirement Date, the “Employment Period” as defined in the Employment Agreement ends.

6.2 Effect on Employment Agreement. Unless this Agreement has been terminated in accordance with Section 2.2 or 2.3, the provisions of Sections 1-5 (other than Section 3(f)(ii) to the extent provided in Section 4.2.B hereof) and 13-14 of the Employment Agreement shall be deemed to be fully executed, satisfied or superseded and shall no longer be in effect after December 28, 2007 (the Transition Date in the case of Sections 2(a) and 2(b) of the Employment Agreement). The other sections of the Employment Agreement shall continue in full force and effect and are incorporated and made part of this Agreement and shall apply to this Agreement (including without limitation the provisions relating to notice, governing law, withholding, amendment, dispute resolution and indemnification), provided that in the event of conflict between a specific provision of this Agreement and any of the incorporated provisions, the specific provision of this Agreement shall control, including without limitation the provisions of Sections 3.2, 4.1 and 4.2 hereof.

6.3 Effect on CIC Agreement. After December 28, 2007, unless this Agreement has been terminated in accordance with Section 2.2 or 2.3, the provisions of Sections 3, 4, 5, 6, and 7 of the CIC Agreement (other than to the extent provided in Section 4 hereof), and those portions of Section 15 containing the definition of terms used exclusively in the foregoing sections, shall be deemed to be fully executed, satisfied or superseded and shall no longer be in effect. The other sections of the CIC Agreement shall continue in full force and effect, provided that in the event of conflict between a specific provision of this Agreement the specific provision of this Agreement shall control, including without limitation the provisions of Sections 3.2, 4.1 and 4.2 hereof.

7. EMPLOYEE MATTERS AGREEMENT AND OTHER SEVERANCE AGREEMENTS: Incident to the spin offs of Forestar and Guaranty under the Transformation Plan, the Company, Forestar and Guaranty will enter into various severance agreements dealing with post spin off rights, duties, powers and obligations among the three companies (“Severance Agreements”). Among those agreements will be an “Employee Matters Agreement” that, among other matters, deals with the allocation of various obligations related to payments or the issuance of shares of capital stock that result from various incentive compensation arrangements made by the Company. The obligations under those incentive compensation arrangements shall be divided post spin offs among the Company, Forestar and Guaranty. As divided, subject to satisfaction of any applicable conditions, each of those companies shall be severally liable as of the date of the spin offs for those obligations to the employees holding rights to receive performance bonuses, rights to receive shares of such company’s common stock, rights to be paid the value of shares of such company’s stock and options to acquire shares of such company’s stock (together, “Equity Incentives”) in accordance with the Employee Matters Agreements and to the extent applicable, the other Severance Agreements. Mr. Jastrow agrees to the division of his Equity Incentives post spin off in accordance with the Employee Matters Agreement and, to the extent applicable, the other Severance Agreements. Mr. Jastrow also agrees to sole and several liability for each company assuming an obligation or part of an obligation to him post spin off, notwithstanding any other provision in this Agreement that is to the contrary. Mr. Jastrow’s agreement is conditioned upon the division of his Equity Incentives being divided under the Severance Agreement by the same methods as are used to divide the same or substantially similar obligations to other employees so that his rights to his Equity Incentives and the other employee’s rights to the same or substantially similar Equity Incentives are treated pari passu. In the absence of manifest error or bad faith, the determinations by the Company, Forestar and Guaranty as to how to divide the Equity Incentive obligations ratably among the employees holding those rights shall be final and binding upon Mr. Jastrow. All shares of stock issued to Mr. Jastrow by any of the Company, Forestar and Guaranty shall be registered on a recognized national stock exchange or on the NASDAQ stock market.

8. INTEGRATION: This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings, and agreements between them.

9. JOINDER BY FORESTAR AND GUARANTY: Forestar and Guaranty join in this Agreement to evidence that they are bound by those provisions of this Agreement that affect their respective interests, including without limitation Sections 2, 3.1, 4.1 (to the extent obligations under Exhibit B are allocated to Forestar and Guaranty) and 7 of this Agreement .

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first mentioned above.

/s/ Kenneth M. Jastrow, II

Kenneth M. Jastrow, II

Temple-Inland Inc.

/s/ Doyle R. Simons

By: Doyle R. Simons

Its: Executive Vice President

Guaranty Financial Group Inc.

/s/ Kenneth R. Dubuque

By: Kenneth R. Dubuque

Its: CEO and President

Forestar Real Estate Group LLC

/s/ James M. DeCosmo

By: James M. DeCosmo

Its: President

Exhibit “A”

GENERAL RELEASE OF CLAIMS AGREEMENT

This General Release of Claims Agreement (hereinafter referred to as “this Agreement”) is made by and between Temple-Inland Inc. (hereinafter referred to as the "Company") and Kenneth M. Jastrow, II (hereinafter referred to as "Employee") and is effective as of the date of Employee’s signature below.

In consideration of their mutual promises and obligations set out below, Company and Employee agree to the following terms:

1.         Conditions of Separation. Employee’s employment with Company will terminate effective with the close of business on January 1, 2008 (the “Separation Date”).

2.         Payments and Other Considerations. The parties agree that the consideration described in Section 4.2.A of the Transformation Agreement between Employee and the Company dated August 9, 2007 (“Transformation Agreement”)with respect to stock options granted prior to 2006 (the “Consideration”) would not be paid to Employee but for his execution of this General Release of Claims Agreement.

EMPLOYEE UNDERSTANDS THAT THIS GENERAL RELEASE OF CLAIMS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

3.        Waiver and Release of All Claims. In consideration of the agreements made by Company in this Agreement, Employee on behalf of himself, his agents, representatives, executors, attorneys, administrators, heirs or assigns, hereby releases, acquits and forever discharges Company, Forestar Real Estate Group, and Guaranty Financial Group Inc., their divisions, parents, subsidiaries, affiliates, predecessors, assigns, successors, officers, officials, directors, shareholders, employees, agents, and each of them, whether past or present, (hereinafter collectively referred to as the "Released Parties") from any and all charges, actions, causes of actions, claims, damages, obligations, suits, agreements, costs, expenses, attorneys' fees and with regard to the payment of all wages, benefits, back pay, debts, obligations, compensatory damages, punitive damages, actual damages, or any other liability of any kind whatsoever, suspected or unsuspected, known or unknown, which have or could have arisen out of Employee's employment with and/or separation of employment from Company or any Released Party and/or any other occurrence or claim whatsoever, known or unknown, arising on or before the effective date of this Agreement, including, but not limited to:

a.         Claims which could have arisen under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Age Discrimination in Employment Act, as amended; the Family and Medical Leave Act; the Fair Labor Standards Act; the Equal Pay Act; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Sarbanes-Oxley Act of 2002; the Texas Commission on Human Rights Act, and/or any other federal, state or municipal employment discrimination statute (including claims based on sex, sexual harassment, sexual orientation, age, race, national origin, religion, ancestry, harassment, marital status, handicap, disability, retaliation, any other legally protected group status, and/or attainment of benefit plan rights); and/or

b.         Claims arising out of any other federal, state, or local statute, law, constitution, ordinance or regulation;

c.         Any other claim whatsoever including, but not limited to, claims relating to implied or express employment contracts; and/or

d.	Claims based on theories of tort, whether under common law or otherwise,

but excluding claims which Employee cannot by law waive and claims for breach of this Agreement. Notwithstanding the general language of this release, it is understood that Employee’s release of claims is not intended to waive any rights as a terminating employee to: (a) benefits under the Transformation Agreement or any vested benefits under a benefit plan which by its terms specifically provides for the vesting of benefits; (b) to apply for unemployment compensation benefits under state law; (c) to elect COBRA continuation coverage; or (d) any rights to indemnification under the Company’s Certificate of Incorporation, By-laws, Transformation Agreement, or Contracts (as defined in the Transformation Agreement).

4.         Entire Agreement. This Agreement together with the Transformation Agreement constitutes the entire agreement between Employee and Company. No other promises or agreement shall be binding unless hereafter in writing and signed by both parties.

5.         Time To Review, Attorney Consultation & Revocation. Employee acknowledges and agrees that Company is hereby advising him that: (a) this Agreement contains a release of claims under the Age Discrimination in Employment Act, as amended; (b) he can and should consult with an attorney with respect to the matters contained in this Agreement; (c) he has been given a period of at least twenty one (21) days to decide whether to accept its terms; (d) he may accept this offer at any point during that time by returning this Agreement, signed by him, to Leslie K. O’Neal, Vice President & Corporate Secretary, 1300 S. MoPac Expwy., Austin, Texas 78746, within that time period; and (e) he may revoke this Agreement any time during a period of up to seven (7) days from the date he tenders this signed Agreement to Company. Any revocation must be made in writing and be delivered by hand or otherwise within the required time to Leslie K. O’Neal at the address above. Employee understands that he will become entitled to the Consideration in accordance with the Transformation Agreement once this 7-day revocation period has expired and this Agreement becomes final and irrevocable.

6.         Separability. If any portion of this Agreement is found to be unenforceable, the remainder of this Agreement shall remain in full force and effect.

7.         Construction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to its conflicts of law principles.

8.         Non-Admission. All parties acknowledge that this Agreement does not constitute an admission by Company of any liability whatsoever, but results from the desire to expeditiously resolve possibly disputed issues of fact and law, and further acknowledge that Company denies all allegations of violation of any law, statute, ordinance, regulation, common law, tort or contract.

9.        Full Knowledge, Consent and Voluntary Signing of Agreement. Employee acknowledges and agrees that: (a) he has carefully read this Agreement and fully understands its meaning, intent and terms; (b) he has full knowledge of its legal consequences; (c) he agrees to all the terms of this Agreement and is voluntarily signing below; (d) other than as stated herein, he attests that no promise or inducement has been offered for this Agreement; and (e) he is legally competent to execute this Agreement and accepts full responsibility therefor.

10.      Standards of Business Conduct Certification. Employee acknowledges that he has read and understood the Temple-Inland Inc. Standards of Business Conduct and Ethics (“SOBCE”). In this connection Employee certifies to Company that: (a) he has in the past reported through the SOBCE’s reporting procedures any violations of the SOBCE of which he was aware; (b) he is aware of no other violations of the SOBCE which he has not previously reported; and (c) he is not aware of any conduct by any employee of Company (or any part of Temple-Inland Inc.) that he believes may constitute a violation of any laws or regulations relating to fraud against shareholders. The only exception(s) to these certifications by Employee, if any, are the following matters:____________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

_____________________

[These lines to be filled-in by Employee, if applicable, at the time he signs this Agreement. If he leaves these lines blank, Employee agrees that he has nothing to report. Note: reporting information in this section does not in any way adversely affect any of Employee’s rights and responsibilities set out in this Agreement.]

WHEREFORE, EMPLOYEE AGREES THAT HE HAS READ AND VOLUNTARILY ENTERED INTO THIS AGREEMENT WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE.

EMPLOYEE:	TEMPLE-INLAND:

by

Kenneth M. Jastrow, II

Title:

Date:	Date:

Exhibit “B”

Kenneth M. Jastrow, II Payment Schedule
Date	Type of Payment	Payment Form	Payment Amount or Formula
January 2, 2008	2007 Bonus (to be calculated based on estimated results through year end or last day of employment, if earlier)	Cash	Bonus formula approved by Compensation Committee on 2/2/2007 with remaining balance of after tax special litigation gain
	Restricted Stock Units (RSUs)	Stock*	12,333 shares
	Section 409A grandfathered Deferred Bonus Phantom Stock	Stock*	44,994 shares
February 1, 2008	Section 409A grandfathered amount of the Supplemental Executive Retirement Plan (SERP)	Cash	$3,833,419

February 4, 2008	Performance Stock Units (PSUs)**	Cash	Cash value of 70,000 shares * based on closing price on NYSE on February 4, 2008

July 1, 2008	3X Salary Under Section 6.1(A) of CIC Agreement	Cash	$2,886,000
	3X Target Bonus under Section 6.1(A) of CIC Agreement	Cash	$6,468,507
	3X 401(k) match under Section 6.1(F) of CIC Agreement	Cash	$12,000
	RSUs	Stock*	239,898 shares
	RSUs**	Cash	Cash value of 52,500 shares* based on closing price on NYSE on July 1, 2008
	Deferred Bonus Phantom Stock, including amounts payable under Section 6.1 (E)(ii) of CIC Agreement***	Stock*	38,251 shares*
	Nongrandfathered SERP amount, including amounts payable under Section 6.1(D) and Section 6.1(E)(i) of CIC Agreement	Cash	$20,283,482

February 3, 2009	RSUs**	Cash	Cash value of 72,500 shares* based on closing price on NYSE on February 3, 2009

February 2, 2010	RSUs**	Cash	Cash value of 150,000 shares* based on closing price on NYSE on February 2, 2010

* Number of shares is stated above as a pre-Transformation Plan amount, but actual payment will be based on number of shares adjusted to reflect special dividends to shareholders, including any dividends for sale of forest and shares distributed by dividend for spin-offs of Guaranty and Forestar.

** Subject to satisfaction of applicable performance criteria. Dates of payment for PSUs may be accelerated to the extent provided in the applicable PSU agreements.

***Actual amount will be adjusted to reflect reinvestment of dividends through the date of payment.